UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2005

SunTrust Banks, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Peachtree St., N.E.	Atlanta, Georgia	30308
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (404) 588-7711

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 19, 2005, the Compensation Committee of the Board of Directors of SunTrust Banks, Inc. (the "Registrant") agreed to amend the Registrant's Supplemental Executive Retirement Plan (the "SunTrust SERP"). The amendment will provide that the formula for the calculation of the payments to Mr. Thomas M. Garrott under the SunTrust SERP will be based upon Mr. Garrott's compensation at not less than his highest levels of participation of coverage during the last twelve months that Mr. Garrott was employed on active status. The revised compensation amount that will be included in the formula to determine Mr. Garrott's benefit under the SunTrust SERP is $1,737,500. Mr. Garrott was the Chairman of the Board of National Commerce Financial Corporation ("NCF"), which merged into SunTrust Banks, Inc. effective October 1, 2004. At the time of the aforementioned merger, Mr. Garrott was employed on part-time status with NCF pursuant to the Amended and Restated Employment Agreement with NCF dated March 18, 2002, as amended by the First Amendment to Restated Employment Agreement dated March 18, 2002. The Registrant continues to employ Mr. Garrott pursuant to the terms of such agreement and the revisions to the SERP are required by the terms of such agreement. Mr. Garrott currently serves as a member of the Board of Directors of the Registrant.

On April 19, 2005, the shareholders of the Registrant approved an amendment to the SunTrust Banks, Inc. Management Incentive Plan (the "MIP"). The MIP was amended to increase the maximum award payable to any individual from $2 million to $5 million. In addition, the business criteria on which performance goals are based were changed to parallel those contained in the 2004 Stock Plan of the Registrant. The foregoing description is qualified in its entirety by the SunTrust Banks, Inc. Management Incentive Plan, amended and restated as of March 14, 2005, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. For 2005 the Compensation Committee set the financial objectives under the MIP as a percentage of after tax net operating income for the Registrant.

On April 19, 2005, the shareholders of the Registrant approved an amendment to the SunTrust Banks, Inc. Performance Unit Plan (the "PUP"). The PUP was amended to increase the maximum award payable to an individual from $2 million to an amount equal to .5% of the Registrant's net income for the last year of a PUP performance cycle, less the value of any of the Registrant's restricted stock or stock units granted in the first year of the PUP performance cycle. In addition, the business criteria on which performance goals are based were changed to parallel those contained in the 2004 Stock Plan of the Registrant. The foregoing description is qualified in its entirety by the SunTrust Banks, Inc. Performance Unit Plan, amended and restated as of March 14, 2005, which is attached hereto as Exhibit 10.2 and incorporated herein by reference. For the 2005-2007 PUP cycle the Compensation Committee set the performance measures based on the Registrant's consolidated earnings growth for the cycle. The performance measures are net operating earnings and earnings per share.

On April 19, 2005, each of the members of the Registrant's Board of Directors was granted either 1,200 shares of restricted stock or 1,200 restricted stock units pursuant to the SunTrust Banks, Inc. 2004 Stock Plan. The shares of restricted stock and restricted stock units vest on April 19, 2006, and are subject to forfeiture or acceleration as provided in the applicable Director Restricted Stock Agreement or Director Restricted Stock Unit Agreement, the forms of which are attached hereto as Exhibits 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 19, 2005, the Board of Directors of the Registrant amended and restated Article II, Section 5 of the Bylaws of the Registrant to read as follows:

SECTION 5.    Retirement.    Each Director serving as an officer or employee of the Corporation or any of its direct or indirect subsidiaries shall cease to be a Director on the date of the annual meeting of shareholders coinciding with or first following the date of the first to occur while serving as a Director of (a) such Director's 65th birthday, (b) the date of his termination of employment, (c) the date of his resignation from employment, or (d) the date of his retirement from employment. Each Director who is not an officer or employee of the Corporation or any of its direct or indirect subsidiaries shall cease to be a Director on the date of the annual meeting of shareholders coinciding with or first following such Director's 70th birthday.

The previous provision read as follows:

SECTION 5.    Retirement.    Each Director serving as an officer of the Corporation or any of its direct or indirect subsidiaries shall cease to be a Director on the date of the first to occur of (a) such Director's 65th birthday, (b) the date of his termination of employment, (c) the date of his resignation from employment, or (d) the date of his retirement from employment. The foregoing shall not apply to any Director serving as an officer of the Corporation who is the Chairman of the Executive Committee. Each Director who is not an officer of the Corporation or any of its direct or indirect subsidiaries, including any Director serving pursuant to the previous sentence, shall cease to be a Director at the end of such Director's term coinciding with or following such Director's 70th birthday.

The Registrant's current bylaws, as amended, are attached hereto as Exhibit 3.3 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(c) Exhibits.    The following exhibits are filed herewith:

3.3	- Bylaws of Registrant, amended effective April 19,2005.

10.1	SunTrust Banks, Inc. Management Investment Plan, amended and restated as of March 14, 2005

10.2	SunTrust Banks, Inc. Performance Unit Plan, amended and restated as of March 14, 2005

10.3	Form of Director Restricted Stock Agreement

10.4	Form of Director Restricted Stock Unit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUNTRUST BANKS, INC. (Registrant)
Date: April 19, 2005
By: /s/ Kimberly N. Rhodes
Kimberly N. Rhodes First Vice President and Senior Counsel – Corporate and Regulatory